UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2014

Rand Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11201 Dolfield Boulevard, Suite 112, Baltimore, Maryland		21117
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(410) 581-8080

161 Worcester Road Suite 401 Framingham, MA 01701
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers.

On November 10, 2014, the Board of Directors of Rand Worldwide, Inc. (the "Company") appointed the Company’s President and Chief Financial Officer, Lawrence Rychlak, to serve as its President and Chief Executive Officer, and it also appointed John Kuta to serve as the Company’s Vice President, Chief Financial Officer, Treasurer and Secretary.

The information required by Item 5.02(c)(2) and (3) with respect to Mr. Rychlak is contained in Items 10, 11 and 13 of Part III of the Company’s Annual Report on Form 10-K, as amended, for the year ended June 30, 2014, which information is incorporated herein by reference.

Mr. Kuta, age 41, was hired by the Company in January 2005 to serve as Director of Finance and was promoted to Corporate Controller in August 2007. In early 2011, Mr. Kuta was promoted to Vice President of Finance and Controller. Prior to joining the Company, Mr. Kuta worked for American Express Tax & Business Services for over five years, performing financial audits for the CPA firm Walpert & Wolfpoff, and implementing financial systems. He also held a position as an internal auditor for Carefirst of Maryland. Mr. Kuta holds a Bachelor of Science degree in Accounting from Towson University and is a Certified Public Accountant.

Mr. Kuta is paid a base salary of $170,000 per year and participates in the Company’s Annual Cash Bonus Plan where he is eligible for a bonus of $45,000 if certain financial targets are met. In addition, Mr. Kuta will be entitled to other employee benefits that are customarily made available to officers of the Company, including eligibility to participate in the Company’s Omnibus Equity Compensation Plan and its defined contribution savings plan.

(d) Election of Directors.

As disclosed in Item 5.02 of the Company’s Current Report on Form 8-K filed on November 7, 2014, four of the Company’s six directors resigned following, and in connection with, the completion of the Company’s issuer tender offer. On November 10, 2014, the Board of Directors reduced the number of directors who shall serve on the Board from six to four and elected Philip Livingston and David Schneider to fill the two director vacancies.

Mr. Livingston has served as Interim Chief Executive Officer and a director of Ambassadors Group, Inc., a provider of educational travel experiences and online education research materials, since May 2014. Between April 2009 and October 2013, Mr. Livingston served in executive management positions at LexisNexis Web Based Marketing Solutions, including as Senior Vice President of Practice Management and, most recently, Chief Executive Officer. Mr. Livingston has, in the past, served as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling Entertainment. From 1999 to 2003, he served as President of Financial Executives International, the leading professional association of chief financial officers and controllers, where he led the organization’s support of regulatory and corporate governance reforms culminating in the Sarbanes-Oxley Act. In addition, he has served on numerous public and private company boards, including Broadsoft Corporation, Insurance Auto Auction, Cott Corporation, MSC Software and Seitel Inc. Mr. Livingston earned a Bachelor of Arts degree in Business Management, a Bachelor of Science degree in Government and Politics from the University of Maryland, and a Masters of Business Administration degree in Finance and Accounting from the University of California, Berkeley. He is a Certified Public Accountant and is a Member of the American Institute of Certified Public Accountants.

Mr. Schneider is a Partner of 3K Limited Partnership ("3K"), which is the Company’s majority stockholder, and has 20 years of business experience, including 15 years with private equity and debt investing. Prior to joining 3K, for over 12 years, he was with Main Street Resources ("Main Street"), a middle market private equity firm. As a Partner with Main Street, Mr. Schneider was responsible for all facets of the firm’s activities, including fund raising, deal sourcing and execution, and he worked closely with the firm’s portfolio companies at the board and management levels. Prior to his service with Main Street, Mr. Schneider spent time with J.H. Whitney & Co., an alternative asset investment firm, and MCG Global, a boutique merchant banking firm. Mr. Schneider started his career with Price Waterhouse LLP. He is a Certified Public Accountant and holds a Bachelor of Science degree from Bryant College and a Masters of Business Administration degree from Bentley College. Mr. Schneider is presently a director of The Roberts Company and has served as director/adviser for over a dozen companies, including Glass America, Morgan Contracting, Vertex Fasteners, Sage Parts Plus, Black Clawson, and Midasco.

Given its small but focused size, the Company’s Board of Directors has eliminated its Audit Committee and its Compensation Committee, and the full Board will assume the responsibilities of these committees.

Under the provisions of the revised Board Compensation Plan, non-employee directors receive an annual salary of $40,000 and the Board Chair receives an annual salary of $120,000. Each non-employee director also receives an initial grant of an option to purchase 18,000 shares of Common Stock upon joining the Board, one-third of which vests immediately and the remainder vests in equal installments on the first and second anniversary of the grant date. At the end of each fiscal year, non-employee directors are granted immediately vested options to purchase 6,000 shares of stock. The exercise price of all non-employee director stock options and the value of stock granted in lieu of cash compensation is the closing price of a share of the Company’s common stock on the last business day before the options are granted or shares of stock are issued.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rand Worldwide, Inc.

November 11, 2014	By:	Lawrence Rychlak

Name: Lawrence Rychlak
Title: President and CEO